                         RESTRICTED SHARE UNIT AGREEMENT
                     UNDER THE AIRCASTLE INVESTMENT LIMITED
                         2005 EQUITY AND INCENTIVE PLAN

                          [EMPLOYEE FORM-INTERNATIONAL]

          This Award Agreement (this "Restricted Share Unit Agreement"), dated as of _______, 2006 (the "Date of Grant"), is made by and between Aircastle
Investment Limited, a Bermuda exempted company (the "Company") and [__________]
(the "Participant"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Aircastle Investment Limited 2005 Equity and Incentive
Plan (the "Plan"). Where the context permits, references to the Company shall include any successor to the Company.

          1. Grant.

               (a) Restricted Share Units. The Company hereby grants to the
Participant [________] units, each unit representing one Share (such units, the
"Restricted Share Units"), subject to all of the terms and conditions of this
Restricted Share Unit Agreement and the Plan.

               (b) Other Stock-Based Award. The Company hereby grants to the
Participant dividend equivalent rights on a notional [__________] Shares (such rights, the "DERs" and such number of Shares being the "number of DERs"), subject to all of the terms and Conditions of this Restricted Share Unit
Agreement and the Plan.

          2. Restricted Share Unit Vesting and Issuance of Shares; DER Vesting
and Payment Terms.

               (a) Vesting of Restricted Share Units.

               (i) General. Subject to the provisions set forth below, the percentage of Restricted Share Units specified for each Vesting Date shall vest and Shares shall become deliverable to the Participant as follows:

                              Number of
  Vesting Date    Restricted Share Units / Shares
---------------   -------------------------------
[Date of Grant]                 [10]
 January 1, 200                 [15]
 January 1, 200                 [25]
 January 1, 200                 [25]
 January 1, 200                 [25]

                                       -1-

subject in each case to the continued employment of the Participant by the
Company or one of its Subsidiaries or Affiliates, and provided that the
Participant has not given notice of resignation, as of the relevant such Vesting
Date, subject to paragraph (ii) of this Section 2(a).

               (ii) Following Certain Terminations of Employment. Subject to the
next sentence, upon termination of the Participant's employment with the Company and its Subsidiaries and Affiliates for any reason (including the death or
Disability of the Participant), any Restricted Share Units which have not already vested shall immediately expire without consideration of any kind and neither the Participant nor any of the Participant's successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Share Units. Notwithstanding the foregoing:

               (x) in the event that the Participant's employment with the
          Company or a Subsidiary or Affiliate is terminated without Cause, then the Restricted Share Units (if any) which are due to vest at the next
          Vesting Date shall vest on the date of such termination of employment and Shares shall be issued to the Participant, subject to the
          Participant's execution of a separation agreement prepared by the
          Company (or any Subsidiary of Affiliate) which includes, inter alia, a general release of claims; and

               (y) in the event that the Participant's employment is terminated without Cause within 12 months following a Change of Control, then
          100% of the Restricted Share Units that are not vested as of the date of such termination shall immediately vest and Shares shall be issued to the Participant.

               (iii) Issuance of Shares. Upon vesting of any Restricted Share
Units under this Section 2(a) or Section 5 hereof, and provided that the Lock-Up
Period has expired, if Shares are then certificated by the Company, the Company shall promptly issue to the Participant one or more share certificates in respect of such Shares.

               (b) Restrictions. (i) Restricted Share Units. Until the
Restricted Share Units vest and Shares are delivered to the Participant in respect of such Restricted Share Units as provided in Section 2(a) or Section 5 hereof, or as otherwise provided in the Plan, no transfer of the Restricted
Share Units or any of the Participant's rights with respect to the Restricted
Share Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted, except in accordance with Section 14(b) hereof. Unless the
Administrator determines otherwise, upon any attempt to transfer Restricted
Share Units or any rights in respect of Restricted Share Units before vesting
(except in accordance with Section 14(b) hereof), such Restricted Share Units, and all of the rights related thereto, shall immediately expire.

               (ii) DERs. No transfer of the DERs or any of the Participant's rights with respect to the DERs, whether voluntary or involuntary, by operation of law or

                                        2

otherwise, shall be permitted. Unless the Administrator determines otherwise, upon any attempt to transfer any DERs or any rights in respect of DERs shall result in such DERs being immediately forfeited by the Participant without any consideration of any kind being paid to the Participant in respect thereof, and neither the Participant nor any of the Participant's successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such DERs.

               (c) DER Terms. (i) Vesting. All of the Participant's rights to the DERs are fully vested on the Date of Grant and the Participant shall be entitled to receive a cash payment equal to any ordinary dividends paid to holders of Shares on the date that such dividend is paid to the holders of
Shares.

               (ii) Forfeiture. Upon vesting of any Restricted Shares as
provided in Section 2(a) or Section 5 hereof, or upon a transfer of Restricted
Share Units in accordance with Section 14(b) hereof, or as otherwise provided in the Plan, the Participant shall forfeit to the Company DERs with respect to an equivalent number of Shares, without any consideration of any kind being paid to the Participant in respect thereof, and neither the Participant nor any of the
Participant's successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such DERs or the notional
Shares on which they were granted. For DERs in respect of any Shares, the period from the Date of Grant to the date of forfeiture pursuant to the preceding sentence, the "DER Vested Period").

               (iii) Payment. If, during the DER Vested Period for any DERs, the record date for any dividends payable in respect of the Shares occurs, then promptly following the payment of such dividends to holders of such Shares, the
Company shall pay a bonus to the Participant in an amount equal to (x) the per-share dividend so paid to such holders, multiplied by (y) the number of DERs vested in the Participant on such record date.

          3. Adjustments. Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Restricted Share Units and DERs.

          4. [Intentionally Omitted].

          5. Certain Changes. The Administrator may accelerate the Vesting Date for, or otherwise adjust any of the terms of, the Restricted Share Units;
provided that, subject to Section 5 of the Plan, no action under this Section shall adversely affect the Participant's rights hereunder.

          6. Notices. All notices and other communications under this Restricted
Share Unit Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile

                                        3

to the respective parties, as follows: (i) if to the Company, c/o Aircastle
Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford CT 06902, Attn:
General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

          7. Securities Laws Requirements. The Company shall not be obligated to issue Shares to the Participant if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the
"Securities Act") (or any other federal or state statutes having similar requirements as may be in effect at that time).

          8. No Obligation to Register. The Company shall be under no obligation to register the Shares pursuant to the Securities Act or any other federal or state securities laws.

          9. Protections Against Violations of Agreement; Escrow. Except for
transfers of Restricted Share Units in accordance with Section 14(b) hereof, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Share
Units or DERs by any holder thereof in violation of the provisions of this
Restricted Share Unit Agreement will be valid, and the Company will not transfer any of said Restricted Share Units on its books, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

          10. Taxes. The Participant understands that he or she (and not the
Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Share Unit Agreement. The
Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the grants hereunder, or the Company or an affiliate may at its option deduct from the
Participant's next normal payroll, an amount equal to the taxes the Company determines it is required to withhold at the lowest applicable rate determined by the Company under applicable tax laws with respect to the grants hereunder.
The Participant may satisfy the foregoing requirement by making a payment to the
Company in cash or, with the approval of the Administrator, in its sole discretion, by electing to have the Company repurchase Shares which the
Participant already owns and in such event the Company shall repurchase such number of Shares having a value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Any fractional amounts shall be settled in cash.

The Participant acknowledges that the tax laws and regulations applicable to the
Restricted Share Units and DERs and the disposition of the Shares the
Participant may receive following vesting of the Restricted Share Units are complex and subject to change,

                                        4

and it is the sole responsibility of the Participant to obtain his or her own advice as to the tax treatment of the terms of this Restricted Share Unit
Agreement.

     BY SIGNING THIS AGREEMENT, THE PARTICIPANT REPRESENTS THAT HE OR SHE HAS
     REVIEWED WITH HIS OR HER OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND
     FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
     AND THAT HE OR SHE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY
     STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. THE
     PARTICIPANT UNDERSTANDS AND AGREES THAT HE OR SHE (AND NOT THE COMPANY)
     SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF
     THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

          11. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Share Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

          12. Confidentiality. The Participant acknowledges [and agrees to comply with the confidentiality covenant in his/her employment letter dated
____________][that during the period of his employment with the Company or any
Subsidiary of Affiliate, he or she shall have access to the Company's
Confidential Information (as defined below). All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the
Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so.
The Participant agrees that the Participant shall not at any time during the term of the Participant's employment or thereafter, without the Company's prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form,
(including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company's or any of its affiliated companies' or customers' practices, businesses, procedures, systems, plans or policies (collectively, "Confidential
Information"), nor shall the Participant utilize any such Confidential
Information in any way or communicate with or contact any such customer other than in connection with the Participant's employment by the Company. The
Participant hereby confirms that all Confidential Information constitutes the
Company's exclusive property, and that all of the restrictions on the
Participant's activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company's reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Restricted Share
Unit Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.

                                        5

With respect to any Confidential Information that constitutes a "trade secret"
pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two year period immediately following termination of Participant's employment for any reason, whichever is longer. With respect to any Confidential
Information that does not constitute a "trade secret" pursuant to applicable law, the restrictions described above shall remain in force during Participant's employment and for the two year period immediately following termination of
Participant's employment for any reason.

The Participant agrees that the Participant shall promptly disclose to the
Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as "Proprietary Information"); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and
(b) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company. The Participant's
obligation relative to the disclosure to the Company of such Proprietary
Information anticipated in this Section shall continue beyond the Participant's termination of employment and the Participant shall, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

For purposes of this Section, the "Company" refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Participant's employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the
Participant's employment (which termination shall not be considered a termination for any purposes of this Restricted Share Unit Agreement, any employment agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Participant's employment relationship with such entity mutatis mutandis.]

          13. Lock-Up.

               (a) The Participant agrees that, during the period specified in
Section 13(b) (the "Lock-Up Period"), he or she will not offer, sell, contract to sell, charge, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Restricted Share Units or any Shares to which the
Participant may become entitled through the vesting of Restricted Share Units
(including for all purposes of this Section 13 such Shares) (such Restricted
Share Units and Shares being sometimes referred to together as the "Locked-Up
Shares"), except as set forth in Section 13(d) hereof or Section 14(a) or 14(b)
hereof. The foregoing restriction is expressly agreed to preclude the
Participant

                                        6

from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Locked-Up Shares even if such shares would be disposed of by someone other than the Participant. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Locked-Up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

               (b) The initial Lock-Up Period will commence on the Date of Grant and continue for 120 days after the initial Public Offering (as defined in
Section 14(a) hereof) date set forth on the final prospectus used to sell the
Shares (the "Public Offering Date"); provided, however, that if (i) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (ii) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the initial Public Offering underwriters each waives, in writing, such extension.

               (c) The Participant further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this
Restricted Share Unit Agreement during the period from the Date of Grant to and including the 34th day following the expiration of the initial Lock-Up Period
(except in accordance with Section 14(a) or 14(b) hereof), it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the
Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired."

               (d) Notwithstanding the foregoing, if the Participant has become entitled to Shares through the vesting of Restricted Share Units pursuant to this Restricted Share Unit Agreement, then the Participant may transfer such
Shares during the Lock-Up Period (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the
Participant or the immediate family of the Participant, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Company.
For purposes of this Section 13, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The
Participant also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the
Locked-Up Shares except in compliance with the foregoing restrictions.

               (e) The Participant understands that the Company is relying upon the Participant's agreement in this Section 13 in proceeding toward consummation of the initial Public Offering. The Participant further understands that
Participant's

                                        7

agreement in this Section 13 is irrevocable and shall be binding upon the
Participant's heirs, legal representatives, successors, and assigns.

          14. Tag Along and Drag Along Rights.

               (a) Tag Along Rights. Prior to the initial Public Offering by the
Company, in the event that the Fortress Shareholders (as defined in this
Section) shall propose to transfer, in one or more transactions, more than 50%
of the Shares they collectively own to a third party or third parties (other than another Fortress Shareholder) (a "Proposed Purchaser"), the Participant
shall have the right and option (the "Tag Along Right"), but not the obligation, to participate in such sale, at the same price (which shall take into account all consideration proposed to be paid by the Proposed Purchaser to the Fortress
Shareholders in such sale) and on the same terms and subject to the same conditions as the sale proposed by the Fortress Shareholders, by transferring up to the same proportion of the Shares to which the Participant has become entitled through the previous vesting of Restricted Share Units pursuant to this
Agreement as the proportion of Fortress Shareholders' Shares that shall be transferred in such sale. Fortress Shareholders shall notify the Company and the
Participant in writing of any such proposed sale at least thirty (30) days prior to the proposed effective date of such proposed sale, which notice shall specify the name and address of the Proposed Purchaser in such sale, (ii) the proposed purchase price to be paid by the Proposed Purchaser in such sale, (iii) the other material terms and conditions of such proposed sale, (iv) the proposed effective date of the proposed sale and (vi) that the Proposed Purchaser has been informed of the Tag Along Right and has agreed to purchase the
Participant's Shares. The Participant may exercise the Tag Along Right in respect of any such sale by notifying the Company and the Fortress Shareholders in writing within ten (10) days following notice from the Fortress Shareholders described in the preceding sentence, but in any event no later than fifteen (15)
days prior to the proposed effective date of such proposed sale, and, thereafter, shall be irrevocably bound to participate in such sale on such terms and shall execute and deliver any purchase agreement or other certificate, instrument or other agreement required by the Proposed Purchaser to consummate the proposed sale. For purposes of this Agreement, (i) "Fortress Shareholder"
shall have the same meaning as Permitted Transferee, and shall include the FIG
Funds, as each such term is defined in the Plan, that currently own Shares; and
(ii) "Public Offering" shall mean an offering of equity securities of the
Company pursuant to an effective registration statement under the Securities
Act, including an offering in which the Fortress Shareholders are entitled to sell Shares.

               (b) Drag Along Rights. Prior to the initial Public Offering by the Company, in the event that the Fortress Shareholders shall propose to transfer, in one or more transactions, more than 50% of the Shares they collectively own to a Proposed Purchaser, the Fortress Shareholders shall have the right and option (the "Drag Along Right"), but not the obligation, to compel the Participant to participate in such sale, at the same price per Share or
Restricted Share Unit (which price shall take into account all consideration proposed to be paid by the Proposed Purchaser to the Fortress Shareholders in
such sale) and on the same terms and subject to the same conditions as the sale proposed by the Fortress Shareholders, by transferring up to the same proportion of the

                                        8

Restricted Share Units and Shares to which the Participant has become entitled through the vesting of Restricted Share Units pursuant to this Agreement as the proportion of the Fortress Shareholders' Shares that shall be transferred in such sale. Notwithstanding any other provision of this Agreement, any otherwise applicable restrictions on Transfer shall not apply to a Transfer pursuant to this Section 14(b) and, after the consummation of such Transfer, shall not apply to such Shares in the hands of the Proposed Purchaser or the Proposed
Purchaser's successors; provided, however that any Restricted Share Units shall be cancelled upon consummation of the Transfer. Fortress Shareholders may exercise the Drag Along Right in respect of any such sale by notifying the
Company and the Participants in writing no later than fifteen (15) days prior to the proposed effective date of such proposed sale of (i) the proposed purchase price to be paid by the Proposed Purchaser in such sale, (ii) the other material terms and conditions of such proposed sale and (iii) the proposed effective date of the proposed sale. Upon receipt of such notice, the Participant shall execute and deliver any purchase agreement or other certificate, instrument or other agreement required by the Proposed Purchaser to consummate the proposed sale on or prior to the proposed effective date.

          15. Governing Law. This Restricted Share Unit Agreement shall be governed by and construed according to the laws of Bermuda.

          16. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Share Units and this
Restricted Share Unit Agreement shall be subject to all terms and conditions of the Plan and this Restricted Share Unit Agreement.

          17. Amendments; Construction. The Administrator may amend the terms of this Restricted Share Unit Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 12 above conflict with any prior agreement between the parties related to such subject matter, the terms of Section 12 shall supersede such conflicting terms and control. Headings to Sections of this Restricted Share Unit Agreement are intended for convenience of reference only, are not part of this Restricted Share Unit Agreement and shall have no affect on the interpretation hereof.

          18. Survival of Terms. This Restricted Share Unit Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

          19. Rights as a Shareholder. Until Shares have been issued to the
Participant in accordance with Section 2(a), the Participant shall not have any of the rights of a shareholder with respect to Restricted Share Units.
Accordingly, the Participant shall not have the right to vote the Restricted
Share Units. The grant of DERs with respect to a notional number of Common
Shares shall not confer on the Participant any rights whatsoever as a shareholder of any such shares of Common Shares.

          20. Agreement Not a Contract for Services. Neither the Plan, the
granting of the Restricted Share Units, this Restricted Share Unit Agreement nor any other

                                        9

action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

          21. Authority of the Administrator; Disputes. The Administrator shall have full authority to interpret and construe the terms of the Plan and this
Restricted Share Unit Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

          22. Representations. The Participant has reviewed with the
Participant's own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Restricted Share Unit
Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The
Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Share Unit Agreement.

          23. Severability. Should any provision of this Restricted Share Unit
Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Share Unit Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original
Restricted Share Unit Agreement.

          24. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Restricted Share Unit Agreement. The Participant has read and understands the terms and provisions of the Plan and this Restricted Share
Unit Agreement, and accepts the Restricted Share Units subject to all the terms and conditions of the Plan and this Restricted Share Unit Agreement. The
Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Share Unit Agreement.

                                       10

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Share Unit Agreement on the day and year first above written.

                                        AIRCASTLE INVESTMENT LIMITED

                                        By
                                           -------------------------------------
                                        Name
                                             -----------------------------------
                                        Title
                                              ----------------------------------

                                        [NAME]

                                        ----------------------------------------
                                        The Participant

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